Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS RECORD PRO FORMA SECOND QUARTER RESULTS
Affirms 2007 Guidance

Tempe, AZ – August 7, 2007 — Mobile Mini, Inc. (NasdaqGS: MINI) today reported record financial results for the second quarter and six months ended June 30, 2007.

Pro Forma Second Quarter 2007 vs. Pro Forma Second Quarter 2006
(See Pro Forma Reconciliation Below)

•	Total revenues increased 18.0% to $78.3 million from $66.3 million;
•	Lease revenues increased 18.6% to $70.4 million from $59.3 million;
•	Lease revenues comprised 89.9% of total revenues versus 89.5%;
•	EBITDA (earnings before interest expense, tax, depreciation and amortization) of $32.8 million was 14.6% greater than the $28.6 million of EBITDA during the 2006 second quarter;
•	Pro forma net income was $13.2 million or $0.36 per diluted share as compared to $11.6 million or $0.32 per diluted share last year; and
•	Operating margin was 35.3%, down slightly from 36.6%.

These results include share-based compensation expenses under SFAS 123(R) of approximately $1.2 million before tax and $0.9 million after tax in the second quarter of 2007 and approximately $0.8 million before tax and $0.5 million after tax in the second quarter of 2006.

Other Second Quarter Highlights

•	The internal growth rate (the increase in leasing revenues at locations open one year or more, excluding acquisitions at those locations) remained very strong at 14.1%;
•	The average utilization rate was 78.8% compared to 82.9% for the second quarter of 2006;
•	Yield (total lease revenues per unit on rent) was up 6.4% compared to last year’s second quarter;
•	The lease fleet grew 10.6% to 156,000 units from approximately 141,100 units at mid-year 2006;
•	The average number of units on rent increased 11.4% to 121,500 from 109,000 in the second quarter of 2006; and
•	Funded debt to EBITDA remains strong at 2.6-to-1 compared to 2.7-to-1 at June 30, 2006.

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Mobile Mini Inc. News Release	Page 2
August 7 2007

Pro Forma Reconciliation
(in 000’s except per share data)
(includes effects of rounding)

Three Months Ended June 30, 2007

		Debt
		Extinguishment
	Pro forma	expense	Actual
Revenue	$78,250	$—	$78,250
EBITDA	$32,783	$—	$32,783
Pre tax income	$21,570	$(11,224)	$10,346
Net income	$13,234	$(6,903)	$6,331
Diluted earnings per share	$0.36	$(0.19)	$0.17

Three Months Ended June 30, 2006

		Debt
		Extinguishment
	Pro forma	expense	Actual
Revenues	$66,298	$—	$66,298
EBITDA	$28,618	$—	$28,618
Pre tax income	$18,874	$(6,425)	$12,449
Net income	$11,610	$(3,952)	$7,658
Diluted earnings per share	$0.32	$(0.11)	$0.21

Six Months Ended June 30, 2007

		Debt
		Extinguishment
	Pro forma	expense	Actual
Revenue	$151,270	$—	$151,270
EBITDA	$64,514	$—	$64,514
Pre tax income	$42,457	$(11,224)	$31,233
Net income	$25,931	$(6,903)	$19,028
Diluted earnings per share	$0.71	$(0.19)	$0.52

Six Months Ended June 30, 2006

		Debt
		Extinguishment
	Pro forma	expense	Actual
Revenue	$122,718	$—	$122,718
EBITDA	$52,179	$—	$52,179
Pre tax income	$32,401	$(6,425)	$25,976
Net income	$19,814	$(3,952)	$15,862
Diluted earnings per share	$0.58	$(0.11)	$0.47

Mobile Mini, Inc. News Release	Page 3
August 7, 2007

Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “We are satisfied with the growth rate achieved in lease revenues and yield, but certain factors detracted from pro forma net income and diluted earnings per share. The major factor was the increase in selling, general and administrative expenses and depreciation expense associated with our expansion into Europe and additional markets in the United States. Coming in with a second quarter internal growth rate of 48% (39% excluding the impact of foreign currency translation), our European branches validate the investments that we have made in their branch infrastructure and marketing, and confirm the faith we have had in the transportability of our business model. Our margins and net income were also impacted by a $400,000 increase in stock-based compensation, the level of which should decline in succeeding quarters of the year.”

Mr. Bunger continued, “As it relates to capital expenditures and utilization, our model involves adding lease units based upon demand by product type at each location, with some shifting of inventory among locations where appropriate. Our ability to selectively expand the lease fleet should result in some increase in utilization rates as the year progresses.”

Mobile Mini’s Business Model
Mobile Mini’s business model involves substantial fixed costs at all of its 64 locations in order to maintain the infrastructure necessary to support growth. Operating margins increase with growth in the number of containers on lease at existing locations. While newer locations produce lower operating margins until we are able to increase their number of containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established and that older branches produced healthy returns on invested capital.

	After Tax Return on		Operating Margin %
	Invested Capital (NOPLAT)		(after corporate allocation)
Year Branch	12 months ended June 30,		3 months ended June 30,
Established	2007	2006	2007	2006
Pre-1998	17.7%	18.0%	42.8%	43.6%
1998	17.8%	17.6%	48.9%	44.3%
1999	14.1%	10.1%	36.8%	32.0%
2000	14.0%	12.4%	38.3%	36.4%
2001	10.0%	12.5%	35.4%	34.6%
2002	13.7%	11.1%	30.9%	29.9%
2003	12.7%	9.3%	38.2%	34.4%
2004	1.9%	1.2%	0.6%	13.8%
2005	7.3%	(15.7)%	18.9%	(27.0)%
2006	5.4%	n/a	1.9%	17.4%
2007	n/a	n/a	(12.7)%	n/a
All Branches	14.5%	14.1%	35.3%	36.6%

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Mobile Mini, Inc. News Release	Page 4
August 7, 2007

Lawrence Trachtenberg, Executive Vice President & CFO, noted, “In light of the recent tightening of credit markets, our comprehensive refinancing activities this spring was, in hindsight, well timed. As of mid-year, we had drawn down only $193 million of our $425 million amended revolving line of credit. The added liquidity afforded by the loan agreement, coupled with the sale of $150 million aggregate principal amount of 6-7/8% Senior Notes and subsequent repurchase of higher interest rate 9.5% Senior Notes, has substantially reduced our cost of capital.”

Mr. Trachtenberg continued, “For the third quarter of the year, we are looking for lease revenues of between $74.0 million and $74.5 million, resulting in EBITDA of approximately $34.5 million to $35.5 million and diluted EPS in the $0.38 to $0.40 range.”

Mobile Mini affirmed its 2007 pro forma guidance and expects:

•	Leasing revenues of between $285 million and $290 million;
•	EBITDA in the $136 million to $139 million range;
•	Diluted earnings per share of between $1.53 and $1.58.

2007 pro forma earnings guidance excludes approximately $11.2 million of debt extinguishment expense related to the early retirement of the 9.5% Senior Notes.

EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.

Conference Call
As previously announced, Mobile Mini will host a conference call today, Tuesday, August 7th at 12 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 160,000 portable storage units and portable offices with 64 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 5
August 7, 2007

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2007	2006	2006
	Actual	Pro forma	Actual	Pro forma

Revenues:
Leasing	$70,362	$70,362	$59,331	$59,331
Sales	7,538	7,538	6,590	6,590
Other	350	350	377	377

Total revenues	78,250	78,250	66,298	66,298

Costs and expenses:
Cost of sales	5,160	5,160	4,152	4,152
Leasing, selling and general expenses	40,335	40,335	33,849	33,849
Depreciation and amortization	5,113	5,113	4,004	4,004

Total costs and expenses	50,608	50,608	42,005	42,005

Income from operations	27,642	27,642	24,293	24,293
Other income (expense):
Interest income	29	29	372	372
Interest expense	(6,100)	(6,100)	(5,740)	(5,740)
Debt extinguishment costs (1)	(11,224)	-	(6,425)	-
Foreign currency exchange	(1)	(1)	(51)	(51)

Income before provision for income taxes	10,346	21,570	12,449	18,874
Provision for income taxes	4,015	8,336	4,791	7,264

Net income	$6,331	$13,234	$7,658	$11,610

Earnings per share:
Basic:	$0.18	$0.37	$0.22	$0.33

Diluted:	$0.17	$0.36	$0.21	$0.32

Weighted average number of common and common share equivalents outstanding:
Basic	35,812	35,812	35,191	35,191

Diluted	36,840	36,840	36,297	36,297

EBITDA	$32,783	$32,783	$28,618	$28,618

(1) Debt extinguishment expense in 2006 represents the portion of deferred loan costs and the redemption premium on 35% of the $150 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the pro forma results. Debt extinguishment expense in 2007 represents the remaining deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the pro forma results.

Mobile Mini, Inc. News Release	Page 6
August 7, 2007

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2007	2006	2006
Revenues:	Actual	Pro forma	Actual	Pro forma

Leasing	$136,415	$136,415	$110,865	$110,865
Sales	14,192	14,192	11,118	11,118
Other	663	663	735	735

Total revenues	151,270	151,270	122,718	122,718

Costs and expenses:
Cost of sales	9,619	9,619	7,066	7,066
Leasing, selling and general expenses	77,173	77,173	63,846	63,846
Depreciation and amortization	10,004	10,004	7,592	7,592

Total costs and expenses	96,796	96,796	78,504	78,504

Income from operations	54,474	54,474	44,214	44,214
Other income (expense):
Interest income	37	37	424	424
Interest expense	(12,053)	(12,053)	(12,186)	(12,186)
Debt extinguishment costs (1)	(11,224)	-	(6,425)	—
Foreign currency exchange	(1)	(1)	(51)	(51)

Income before provision for income taxes	31,233	42,457	25,976	32,401
Provision for income taxes	12,205	16,526	10,114	12,587

Net income	$19,028	$25,931	$15,862	$19,814

Earnings per share:
Basic:	$0.53	$0.73	$0.48	$0.60

Diluted:	$0.52	$0.71	$0.47	$0.58

Weighted average number of common and common share equivalents outstanding:
Basic	35,727	35,727	32,951	32,951

Diluted	36,743	36,743	34,001	34,001

EBITDA	$64,514	$64,514	$52,179	$52,179

(1) Debt extinguishment expense in 2006 represents the portion of deferred loan costs and the redemption premium on 35% of the $150 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the pro forma results. Debt extinguishment expense in 2007 represents the remaining deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9.5% Senior Notes that we redeemed and is excluded in the pro forma results.

Mobile Mini, Inc. News Release	Page 7
August 7, 2007

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
Cash	$4,135	$1,370
Receivables, net	35,592	34,953
Inventories	32,601	27,863
Lease fleet, net	752,636	697,439
Property, plant and equipment, net	52,959	43,072
Deposits and prepaid expenses	9,025	9,553
Other assets and intangibles, net	10,525	9,324
Goodwill	79,040	76,456

Total assets	$976,513	$900,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$19,071	$18,928
Accrued liabilities	36,656	39,546
Line of credit	192,812	203,729
Notes payable	89	781
	24	35
Senior Notes	149,336	97,500
Deferred income taxes	108,792	97,507

Total liabilities	506,780	458,026

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 95,000 shares authorized, 36,377 and 35,898 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	364	359
Additional paid-in capital	276,124	268,456
Retained earnings	188,746	169,718
Accumulated other comprehensive income	4,499	3,471

Total stockholders’ equity	469,733	442,004

Total liabilities and stockholders’ equity	$976,513	$900,030

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311 www.mobilemini.com		The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611 www.theequitygroup.com

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